Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Wix.com Ltd.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	(1)	$1,750,000,000.00	0.0001381	$241,675.00
Fees Previously Paid		$0.00	0.0001381	$0.00
Total Transaction Valuation:		$1,750,000,000.00
Total Fees Due for Filing:				$241,675.00
Total Fees Previously Paid:
Total Fee Offsets:				0.00
Net Fee Due:				$241,675.00

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Offering Note(s)

(1)	a. Transaction valuation is calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase up to $1,750,000,000.00 in value of its ordinary shares, par value NIS 0.01 per

b. Amount of filing fee is calculated at $138.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2026. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.